Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
PRESENTATION AT RSNA ANNUAL MEETING
Oral Presentation to Review Phase 2 Data for Company's 1404 Imaging Agent

Tarrytown, NY, December 2, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) today announced that data from the Phase 2 trial of its PSMA imaging agent candidate, 1404, will be presented at the upcoming Radiological Society of North America Annual Meeting, taking place in Chicago from November 30 – December 5, 2014.

The details for the oral presentation are as follows:

Date and Time:  December 4th at 10:40 a.m.
Title: A Phase 2 Study of 99mTc-Trofolastat Chloride SPECT/CT to Identify and Localize Prostate Cancer in Patients Undergoing Radical Prostatectomy and Extended Pelvic Lymph Node Dissection Compared to Histopathology
Abstract Number: SSQ12-02
Session: Molecular Imaging (Prostate Cancer/Bone Metastases)
Presenter: Kevin Slawin, M.D., Director, Vanguard Urologic Institute and the Texas Prostate Center

About 1404, an Imaging Compound Targeting Prostate Specific Membrane Antigen

1404 is a developmental stage radiopharmaceutical imaging agent designed to highlight the expression of distinct proteins by diseased cells. The image created provides the opportunity to "visualize cancer," potentially allowing for improved detection and staging, more precise biopsies, and a targeted treatment plan including active surveillance as a disease management tool.

About Prostate Cancer

Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year, and that approximately two million men in the U.S. currently count themselves among prostate cancer survivors.

Progenics Announces Presentation at RSNA Annual Meeting

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic in a two-cohort phase 2 clinical trial and a small molecule imaging agent that has completed patient dosing in a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®.

Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Editors Note:

For more information about Relistor, please visit www.relistor.com.